Exhibit 99.1

American Lorain Corp	CCG Elite Investor Relations
Mr. Gang Liu, Director of IR	Mr. Crocker Coulson, President
Phone: +86 586-386-2276	Phone: 646-213-1915 (New York)
Email: liugangqd@yahoo.com	Email: crocker.coulson@ccgir.com
www.loraingroup.com	www.ccgelite.com

FOR IMMEDIATE RELEASE

American Lorain Announces First Quarter, March 31, 2008 Results

JUNAN COUNTY, Shandong, China, May 19, 2008 -- American Lorain Corporation (OTC Bulletin Board: ALRC) (''American Lorain'' or the ''Company''), an international packaged foods company based in Shandong Province, People’s Republic of China ("PRC"), today announced its financial results for the first quarter ended March 31, 2008.

First Quarter 2008 Highlights

  Net revenues increased 46.5% year-over-year to $17.4 million

  Gross profit increased 34.0% year-over-year to $3.9 million

  Net income increased 13.3% year-over-year to $1.7 million, or $0.07 per diluted share

"We are very excited about the direction of our company. Last May, we went through a reverse merger transaction and private placement deal. The financing from the deal allowed us to expand our operations and made it possible to grow our Company" said Mr. Si Chen, Chairman and CEO of American Lorain. "We have seen tremendous growth in revenues, especially from our convenience foods product line," said Mr. Si Chen, Chief Executive Officer of American Lorain. "In addition, our expansion plan includes sales of our products to the international markets" added Mr. Si Chen.

Recent Highlights

  Announced business expansion; signed two contracts with Harbin Gaotai Food Co. Ltd., ("Gaotai"), a food distributor in China, to supply chestnuts to the European market

  Received the prestigious, National Leading Enterprise in Agricultural Industrialization ("NLEAI") award, an award recognizing the Company’s advancements in agricultural industrialization

First Quarter 2008 Results

Net revenues for the first quarter of 2008 totaled $17.4 million, up 46.5% from $11.9 million in the three month period ended March 31, 2007. Chestnut products accounted for 63% of total sales in Q1, canned food accounted for 32% of total sales in Q1 and convenience food accounted for 5% of total sales in Q1. The increase was mainly attributed to the success of the Company’s marketing strategies, operational enhancements, expansion of sales markets, both domestically and internationally. Sales to France and Belgium increased 100% compared with the same period last year.

Gross profit for the first quarter of 2008 was $3.9 million, an increase of 34.0% from $2.9 million for the three months ended March 31, 2007. The increase was attributed to increase in sales. Gross margin was 22.7% for the first quarter of 2008, compared to 24.8% for the prior year period. The slight decline in gross margin for the first quarter 2008 was due to the percentage decrease of chestnut products to 63% compared to 74% for the same period prior quarter. Chestnut products tend to have higher margins, at 28%, compared to the Company’s other two product lines.

Operating expenses were $1.2 million in the first quarter of 2008, compared to $0.5 million for the same period prior year. Selling, general and administrative expenses for the first quarter of 2008 totaled $0.6 million, compared to $0.1 million a year ago. The increase was mostly explained by the increased transportation costs related to the Company’s expanded business as well as due to the expenses related to staffing a growing company.

Operating income for the first quarter of 2008 totaled $2.8 million, a 13.2% increase from $2.5 million for the same period prior year.

Net income to common shareholders, for the first quarter of 2008 was $1.7 million, or $0.07 per fully diluted share, an increase of 13.3%, compared to net income of $1.5 million, or $0.09 per fully diluted share, for the first quarter of 2007. Earnings per share were calculated using a diluted weighted share count of 26.1 million shares for the first quarter of 2008 and 17.9 million shares for the first quarter of 2007. The increase in weighted average shares includes the impact of the reverse merger transaction and private placement deal completed in May 2007.

Financial Condition

As of March 31, 2008, the Company had cash and cash equivalents of $6.3 million and working capital of $19.7 million. Accounts receivable were $31.2 million, and days sales outstanding were 167. Inventory was $16.1 million and days inventory outstanding were 115. At March 31, 2008, the Company had short-term bank loans of $21.8 million and stockholders’ equity of $47.2 million.

Recently, the Company signed two new contracts with Gaotai, worth $2.3 million in sales for 48 containers of processed chestnuts, which will be distributed to the European market via the French food processing company, Gyma Surgeles, a Gaotai customer. It should also be noted that the Company won the prestigious NLEAI award, recognizing the Company’s advancement in agricultural advancement. This ward entitles the Company enjoy numerous benefits, including privileges and support from the government when applying for government funding, credit lines and approval for new projects. In addition, NLEAI award recipients are eligible for a three-year corporate income tax exemption, effective immediately. Since 2000, only 800 enterprises in China have received the NLEAI award.

Business Outlook

"In 2008, we expect to expand sales to the international markets, especially sale of chestnut products to the Europe countries. We also plan to increase sales of our convenience foods product in China. We plan to introduce products in the convenience foods line that cater to the local palette. In addition, we plan to continue with our aggressive marketing campaign in China to gain higher visibility and recognition of our "Lorain" and "Yimeng Lorain" brands," said Mr. Si Chen, CEO of American Lorain.

The Company reaffirms its "make-good" provision of $12.956 million, in after-tax net income, for fiscal year 2008 made at the time of the May 2007 private placement deal.

About American Lorain Corp.

Shandong Lorain, an indirectly owned subsidiary of American Lorain Corp., was founded by Mr. Si Chen, CEO of American Lorain, in Shandong Province, People’s Republic of China, 1995. When American Lorain started its operations in 1995, the Company sold chestnut products. However, in 2002, the Company entered the canned, frozen and bulk foods packaged market and in 2004, the Company entered the convenience foods packaged market. Although, the Company's chestnut products are mostly for sales to international markets, the convenience food, and frozen, canned and bulk food products are for sale in the domestic market, in China.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains certain statements that may include 'forward-looking statements' within the meaning of federal securities laws. All statements, other than statements of historical facts, included herein are ``forward-looking statements.'' Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-FINANCIAL TABLES FOLLOW-

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Net Revenues	$17,428,299	$11,898,812
Cost of revenues	(13,480,324)	(8,952,799)

Gross profit	$3,947,975	$2,946,013

Operating expenses
Selling and marketing expenses	(618,968)	(125,833)
General and administrative expenses	(544,450)	(359,999)

Operating income	$2,784,557	$2,460,181

Government subsidy income	32,750	7,721
Interest and other income	39,083	26,590
Other expenses	(10,168)	(4,226)
Interest expense	(590,297)	(565,670)

Earnings before tax	$2,255,925	$1,924,596
Income tax	(390,381)	(329,980)

Income before minority interests	$1,865,544	$1,594,616
Minority interests	(133,840)	(66,754)
Net income	1,731,704	1,527,862

Earnings per share
Basic	$0.0695	$0.0852
Diluted	$0.0664	$0.0852

Weighted average shares outstanding
Basic	24,923,179	17,932,778
Diluted	26,091,382	17,932,778

Foreign Currency Translation Adjustment	887,843	1,653
Comprehensive Income	$2,619,547	$1,529,515

AMERICAN LORAIN CORPORATION
CONSOLIDATED BALANCE SHEET
AT MARCH 31, 2008 AND DECEMBER 31, 2007
(Stated in US Dollars)

		(Audited)
	3/31/2008	12/31/2007
ASSETS
Current assets
Cash and cash equivalents	$6,262,497	$6,769,973
Restricted cash	1,987,117	2,021,839
Short-term Investment	7,547	7,246
Trade accounts receivable	31,162,508	32,859,688
Other receivables	3,958,096	7,552,976
Inventory	16,114,560	17,903,344
Advances to suppliers	4,526,915	5,357,951
Prepaid expenses and taxes	-	916,774

Total current assets	$64,019,240	$73,389,791

Non-current Liabilities
Long-term investment	772,641	-
Property, plant and equipment, net	28,267,573	24,022,181
Land use rights, net	3,151,475	3,047,021

TOTAL ASSETS	$96,210,929	$100,458,992

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Short-term bank loans	$21,754,028	$24,077,504
Notes payable	5,696,221	2,734,444
Income tax payable	7,753,951	6,251,833
Current maturities of long term debts	228,144	1,121,528
Accrued liabilities and other payables	6,163,623	16,784,108
Customer deposits	2,736,553	957,642

Total current liabilities	$44,332,520	$51,927,059

Long-term liabilities
Long-term bank loans	531,130	102,542

TOTAL LIABILITIES	$44,863,650	$52,029,600

Minority interests	$4,185,362	$3,887,021

STOCKHOLDERS' EQUITY

Common Stock, $0.001 par value, 200,000,000 shares
authorized; 24,923,178 and 24,923,178 shares issued and
outstanding as of March 31, 2008 and December 31, 2007	24,923	24,923
Additional paid-in-capital	24,187,268	24,187,268
Statutory reserves	6,087,183	4,497,647
Retained earnings	14,127,990	13,985,824
Accumulated other comprehensive income	2,734,552	1,846,708

	$47,161,916	$44,542,370
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$96,210,928	$100,458,992

AMERICAN LORAIN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOW
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Stated in US Dollars)

	3/31/2008	3/31/2007
Cash flow from operating activities:
Net income	$1,731,703	$1,527,862
Minority interest	133,840	101,395
Depreciation	360,568	159,763
Amortization	27,481	18,038
(Increase)/decrease in accounts & other receivables	7,070,972	2,994,953
(Increase)/decrease in inventories	3,536,593	1,086,994
Increase/(decrease) in accounts and other payables	(10,011,750)	1,366,749

Net cash (used in)/provided by operating activities	$2,849,407	$7,255,754

Cash flows from investing activities:
Purchase of plant and equipment	(3,237,074)	-
Sale of plant and equipment	-	887,995
Purchase of biological assets	(115,731)	-
Payment of construction in progress	(1,253,155)	-
(Increase)/decrease in restricted cash	34,722	2,221,873
Payment of land use rights	(131,935)	(1,081,811)
Investment in securities	(772,942)	(263)

Net cash used in investing activities	$(5,476,115)	$2,027,794

Cash flow from financing activities:
Bank borrowings	1,066,888	-
Bank repayment	-	(3,151,061)

Net cash provided by/(used in) Financing Activities	$1,066,888	$(3,151,061)

Net Increase/(decrease) of Cash and Cash Equivalents	(1,559,820)	6,132,487

Effect of foreign currency translation on cash and cash equivalents	1,052,344	1,653

Cash and cash equivalents- beginning of year	6,769,973	2,316,425

Cash and cash equivalents-end of year	$6,262,497	$8,450,565

Supplementary cash flow information:
Interest received	$9,378	$3,053
Interest paid	369,077	527,210
Taxes paid	1,705,431	329,980

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